EXHIBIT 99.1

Release Date: October 20, 2005

Scientific-Atlanta Announces First Quarter Results

Atlanta, GA – October 20, 2005. Scientific-Atlanta, Inc. (NYSE:SFA) today reported fiscal year 2006 first quarter sales of $490.0 million. Net income for the first quarter was $60.7 million, or $0.39 per share, including after-tax expenses of $6.4 million related to the expensing of stock options and $758 thousand related to restructuring and the mark-to-market adjustment of an investment. Together, these three items represented $0.05 per share.

A Good First Quarter

In the first quarter, Scientific-Atlanta bookings were $457.2 million, an increase of 15 percent from the first quarter of last year. On a sequential basis, bookings declined 4 percent. Note that in the fourth quarter of fiscal year 2005, the company de-booked backlog valued at $53.5 million related to a customer in Japan.

First quarter subscriber product bookings were $322.6 million, up 6 percent from last year’s first quarter but down 10 percent from last quarter. First quarter transmission product bookings were $134.7 million, a 45 percent increase from last year and a 12 percent increase sequentially. Transmission bookings included $17.7 million of bookings from SBC Communications Inc. (SBC) related to its Project Lightspeed.

Backlog of $432.7 million was down 2 percent from last year and 7 percent from last quarter. The year-to-year comparison is skewed by the de-booking of Japanese orders in the fourth quarter of last year, which was described earlier. The company ended the quarter with more than 1 million Explorer® digital set-tops in backlog.

First quarter sales of $490.0 million increased 8 percent from last year but decreased 7 percent from last quarter. Sales of subscriber products were $360.8 million, up 8 percent from last year’s first quarter and down 13 percent sequentially. In the first quarter, Scientific-Atlanta sold 1.102 million Explorer digital set-tops, an increase of 7 percent from last year but a decrease of 7 percent sequentially. Shipments of WebSTAR™ cable modems increased 130 percent from last year and 9 percent sequentially to 957 thousand units.

Sales of transmission products were $129.4 million, up 8 percent from last year and 13 percent from last quarter. In the quarter, Scientific-Atlanta received acceptance for a substantial scope of work for SBC’s Project Lightspeed and recognized $19.2 million of sales.

International sales of $134.5 million were the highest in any quarter in the company’s history. On a year-to-year basis, sales in Europe, Canada and Latin America increased strongly, more than offsetting lower sales in Asia.

Gross margin in the first quarter was 37.5 percent of sales, an increase of 90 basis points from last year, primarily due to gross margin improvements in digital video recorders and higher sales volumes. Compared with last quarter, Scientific-Atlanta’s gross margin declined by 1.4 percentage points. Consistent with the company’s comments in July, the favorability related to the timing of procurement savings achieved last quarter did not recur in the first quarter of fiscal year 2006. In addition, a mix shift related to the integration of third-party products in the SBC contract and lower sales volumes contributed to the decline in gross margin. These were offset partially by lower royalty and warranty costs for DVR products and the receipt of an insurance payment related to inventory losses.

Net income for the first quarter was $60.7 million, or $0.39 per share, including after-tax expenses of $6.4 million related to the expensing of stock options and $758 thousand related to restructuring and the mark-to-market adjustment of an investment. Together, these three items represented $0.05 per share. Net income increased by $4.9 million, or 9 percent, compared with last year’s first quarter. Net income increased $26.3 million, or 76 percent, compared with last quarter, which included after-tax charges of $42.8 million primarily related to a settlement with Gemstar and a tentative settlement with the SEC.

The effective tax rate for the quarter was 34 percent.

Strong Balance Sheet and Cash Flow

Scientific-Atlanta’s balance sheet remains very strong. Cash and short-term investments increased by $27.4 million in the quarter to $1.549 billion. In the first quarter, cash provided by operating activities was $27.5 million. During the quarter, the company contributed $5.7 million to its qualified pension plan.

Compared to last quarter, accounts receivable increased by $31.2 million, related to the timing of sales in the quarter. Days sales outstanding increased by nine days to 48 days. Inventory increased by $16.1 million.

Other Highlights

In the fiscal first quarter, Scientific-Atlanta shipped a total of 362 thousand high-definition (HD) set-tops, including 221 thousand high-definition digital video recorders. Total HD set-top shipments increased by 50 percent from last year but declined by 20 percent from last quarter. Digital video recorder sales of 465 thousand units increased 17 percent from last year’s first quarter, although on a sequential basis, they declined 14 percent.

The company’s first DVR product for the UK market, the Explorer 8300DVB™ PVR (personal video recorder), is well underway. Scientific-Atlanta has delivered approximately 1,000 units to Telewest in support of their field testing, which is in process. The product that the company is delivering to Telewest has three video tuners and is the first high-definition cable set-top in the UK. In support of their upcoming launch, Scientific-Atlanta has received its first purchase order for 25 thousand units of this product.

Following the end of the quarter, the company signed an agreement with ntl for the supply of a new DVR set-top in the UK. This product, called the Explorer 8450DVB™ HD PVR, will include functionality similar to that of the Explorer 8300DVB and will add support for MPEG-4. Development on this set-top has begun and is targeted to be completed for a product release in calendar year 2006.

In the quarter, SBC named Scientific-Atlanta as one of two set-top suppliers for its U-verse TV service, which will be delivered over the network that SBC is expanding through its Project Lightspeed. These set-tops will be integrated with the Microsoft TV IPTV Edition software platform and will support advanced digital video encoding technologies.

Scientific-Atlanta received acceptance from SBC of the first Super Hub Office, the Video Operations Center and a Video Hub Office in the first quarter. These facilities required the integration of hardware and software products from Scientific-Atlanta as well as switches, routers, servers and other products from a variety of other companies.

In the quarter, the company announced an agreement to work with SES AMERICOM on a new IP video service called “IP PRIME.” With the completion of the initial phases, SES AMERICOM will employ 140 Scientific-Atlanta MPEG-4 encoders to deliver its multi-channel standard-definition service.

Summarizing the first quarter results, Jim McDonald, Scientific-Atlanta Chairman, President and CEO, concluded, “In summary, we’re pleased with a first quarter in which bookings, sales, and earnings grew from a year ago. We are encouraged that our growth initiatives with telephone companies and with international service providers are making substantial contributions. In addition, we continue to focus on the creation of innovative new products, including set-tops, video multiplexers and encoders, that can contribute to our customers’ success in the future.

We recognize the need to put our cash to more productive use. For the past several quarters, we have been unable to repurchase our shares because we have been in possession of material non-public information related to certain issues. We anticipate that we will be able to resolve these issues by the end of the calendar year.”

About Scientific-Atlanta

Scientific-Atlanta, Inc. (NYSE: SFA - http://www.scientificatlanta.com) is a leading supplier of digital content distribution systems, transmission networks for broadband access to the home, digital interactive set-tops and subscriber systems designed for video, high-speed Internet and voice over IP (VoIP) networks, and worldwide customer service and support.

“Forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, may be included in this news release. A variety of factors could cause Scientific-Atlanta’s actual results to differ from the anticipated results expressed in such forward-looking statements. Investors are referred to Scientific-Atlanta’s Cautionary Statements (Exhibit 99.1 to the company’s most recent Form 10-K), which statements are incorporated into this news release by reference.

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For more information contact:
Tom Robey, Investor Relations tom.robey@sciatl.com	770-236-4608 770-236-4775 fax

Scientific-Atlanta, the Scientific-Atlanta logo and Explorer are registered trademarks of Scientific-Atlanta, Inc. WebSTAR, 8300DVB and 8450DVB are trademarks of Scientific-Atlanta, Inc.

SCIENTIFIC-ATLANTA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(IN MILLIONS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three Months Ended
	September 30, 2005	October 1, 2004
SALES	$490.0	$452.7

COST AND EXPENSES
Cost of sales	306.4	286.9
Sales and administrative	57.0	48.8
Research and development	44.3	38.3
Restructuring	0.9	—
Interest expense	0.2	0.1
Interest income	(10.6)	(5.8)
Other (income) expense, net	—	(0.1)

Total costs and expenses	398.2	368.2

EARNINGS BEFORE INCOME TAXES	91.8	84.5

PROVISION FOR (BENEFIT FROM) INCOME TAXES
Current	31.4	32.7
Deferred	(0.3)	(4.1)

NET EARNINGS	$60.7	$55.9

EARNINGS PER COMMON SHARE
Basic	$0.40	$0.36

Diluted	$0.39	$0.36

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	153.3	153.4

Diluted	154.8	155.4

DIVIDENDS PAID PER SHARE	$0.01	$0.01

BOOKINGS	$457.2	$397.8

SCIENTIFIC-ATLANTA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(IN MILLIONS, EXCEPT SHARE DATA)

(UNAUDITED)

	September 30, 2005	July 1, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$496.7	$475.5
Short-term investments	1,052.2	1,046.1
Receivables, less allowance for doubtful accounts of $3.0 at September 30 and July 1	274.7	243.5
Inventories	145.2	129.1
Deferred income taxes	33.2	31.4
Other current assets	31.7	32.1

TOTAL CURRENT ASSETS	2,033.7	1,957.7

PROPERTY, PLANT AND EQUIPMENT, at cost
Land and improvements	24.7	24.7
Buildings and improvements	116.3	115.6
Machinery and equipment	223.9	215.6

	364.9	355.9
Less - Accumulated depreciation and amortization	152.9	142.4

	212.0	213.5

GOODWILL	220.0	217.9

INTANGIBLE ASSETS	22.5	24.0

DEFERRED INCOME TAXES	55.4	57.2

OTHER ASSETS	119.0	119.5

TOTAL ASSETS	$2,662.6	$2,589.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$1.2	$1.2
Accounts payable	178.9	194.6
Accrued liabilities	113.6	138.1
Deferred revenue	18.7	13.7
Income taxes currently payable	26.7	13.1

TOTAL CURRENT LIABILITIES	339.1	360.7

LONG-TERM DEBT, LESS CURRENT MATURITIES	6.0	6.2

NON-CURRENT DEFERRED REVENUE	11.3	9.3

OTHER LIABILITIES	235.6	232.6

STOCKHOLDERS’ EQUITY
Preferred stock, authorized 50,000,000 shares; no shares issued	—	—
Common stock, $0.50 par value, authorized 350,000,000 shares; issued 164,992,376 shares at September 30 and July 1	82.5	82.5
Additional paid-in capital	582.2	568.1
Retained earnings	1,558.1	1,500.4
Accumulated other comprehensive income, net of taxes of $13.2 at September 30 and $12.5 at July 1	31.2	30.1

	2,254.0	2,181.1
Less - Treasury stock, at cost (11,430,867 shares at September 30 and 12,138,605 shares at July 1)	183.4	200.1

	2,070.6	1,981.0

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,662.6	$2,589.8